EXHIBIT 10.2
FIRST AMENDMENT TO ARCHSTONE-SMITH TRUST 2001 LONG-TERM INCENTIVE PLAN
May 20, 2004
     The Archstone Smith Trust 2001 Long-Term Incentive Plan (the “Plan”) is hereby amended as follows:
     The Plan is hereby amended, effective as of May 20, 2004, by substituting the following for subsection 2.4 of the Plan:
     “2.4 Payment of Option Exercise Price. The payment of the Exercise Price of an Option granted under this Section 2 shall be subject to the following:
(k)	Subject to the following provisions of this subsection 2.4, the full Exercise Price for Shares purchased upon the exercise of any Option shall be paid at the time of such exercise (except that, in the case of an exercise arrangement approved by the Committee and described in paragraph 2.4(c), payment may be made as soon as practicable after the exercise).
(l)	The Exercise Price shall be payable in cash or by tendering, by either actual delivery of Shares or by attestation, Shares acceptable to the Committee, and valued at Fair Market Value as of the day of exercise, or in any combination thereof, as determined by the Committee.
The Committee may permit a Participant to elect to pay the Exercise Price upon the exercise of an Option by irrevocably authorizing a third party to sell Shares (or a sufficient portion of the Shares) acquired upon exercise of the Option and remit to the Company a sufficient portion of the sale proceeds to pay the entire Exercise Price and any tax withholding resulting from such exercise.”